Exhibit 10.2

December 21, 2018

Windtree Therapeutics, Inc.

2600 Kelly Road, Suite 100

Warrington, PA 18976

Attention: Legal Department

Ladies and Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Windtree Therapeutics, Inc., a Delaware corporation (“Parent”), WT Acquisition Corp., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct wholly owned subsidiary of Parent (“Merger Sub”), and CVie Investments Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

This indemnification letter agreement (this “Agreement”) is being executed by Lee’s Pharmaceutical Holdings Limited (“LPHL”), effective as of the effective time of the merger contemplated by the Merger Agreement (the “Effective Time”), in its capacity as a significant stockholder of each of Parent and the Company, for the benefit of (i) the holders of issued and outstanding shares of Common Stock of Parent (and, for the avoidance of any doubt, not the warrantholders of Parent) as of the day prior to the day of the Effective Time other than LPHL, LPH Investments Limited and LPH II Investments Limited (referred to herein as the “Indemnitees”) and (ii) solely with respect to Section 9, the directors and officers prior to the date hereof of the Company and CVie Therapeutics Limited, a Taiwan corporation organized under the laws of the Republic of China (the “Company Taiwan Subsidiary”).

LPHL hereby agrees as follows:

1.

Indemnification. For a period of twelve (12) months from beginning on the Closing Date (the “Indemnity Period”), LPHL, solely from the Escrow Shares (as defined below) and subject to the limitations set forth in Section 3 below, hereby agrees to indemnify the Indemnitees for any loss, liability, damage or expense, including reasonable attorney’s fees and expenses (collectively, “Losses”) incurred by Parent in connection with or, as a result of, any material inaccuracy in any representation or warranty made by the Company in the Merger Agreement (notwithstanding that the representations and warranties made by the Company do not survive after the Effective Time). Losses shall not include punitive damages unless payable to a third party.

2.

Escrow Shares. To secure LPHL’s performance of its indemnity obligations under Section 1, on the Closing Date, Parent shall deposit with an escrow agent mutually acceptable to Parent and LPHL (the “Escrow Agent”) 984,000 shares of Parent Common Stock which are to be issued to an Affiliate of LPHL pursuant to the Merger Agreement (such shares, the “Escrow Shares”). The Escrow Shares shall be held pursuant to the terms of this Agreement and a mutually agreed upon escrow agreement to be executed by the Escrow Agent, Parent and LPHL.

3.	Indemnification Limitations.

3.1.

LPHL shall have no obligation to indemnify the Indemnitees under Section 1 unless and until the total amount of all Losses exceeds $500,000 in the aggregate, in which event LPHL shall only be obligated to indemnify the Indemnitees for Losses in excess of $500,000.

3.2.

It is understood and agreed that the indemnity obligations of LPHL pursuant to this Agreement, the Merger Agreement, or otherwise, shall be LIMITED TO, AND SHALL BE satisfied solely and exclusively through, the distribution of, Escrow Shares to the Indemnitees pursuant to Section 4 HEREOF.

3.3.

The calculation of any Loss subject to indemnification under this Agreement will reflect and be offset by any insurance proceeds, indemnification payments, contribution payments, or reimbursements received or receivable by Parent in connection with such Loss, net of any cost or increase in premiums resulting therefrom.

4.	Indemnity Claim Procedure.

4.1.	Any claim for indemnification by Parent, which shall be made solely on behalf of the Indemnitees, shall be made, if made at all, during the Indemnity Period.

4.2.

Any claim for indemnification, which shall be made solely on behalf of the Indemnitees, shall be made solely by a majority of the independent members of Parent’s board of directors who are unaffiliated with LPHL (the “Independent Board Members”).

4.3.

Upon such determination by the Independent Board Members to seek indemnification against LPHL for the benefit of the Indemnitees, Parent shall give LPHL prompt written notice of the claim for indemnification under Section 1 whether arising directly or as a result of a third party claim (each, a “Claim”), promptly after learning of such Claim, together with a statement setting forth in reasonable detail the nature and basis of such Claim and providing copies of the relevant documents evidencing such Claim, the amount of the Claim (such notice, statement and documents together, the “Claim Notice”). The failure to give a Claim Notice to LPHL shall not relieve LPHL of any liability hereunder unless is materially prejudiced thereby.

4.4.

Upon receipt of a Claim Notice, LPHL shall provide written notice to Parent that it is either: (i) assuming responsibility for the Claim, or (ii) disputing the Claim (such notice, the “Response Notice”). A Response Notice must be provided by LPHL to Parent within forty-five (45) days after receipt of a Claim Notice. Parent shall conduct the defense and compromise and settle any Claim that is a third party claim in any manner Parent may deem reasonably appropriate; provided that Parent shall not approve of the entry of any judgment or enter into any settlement or compromise with respect to such third party claim unless Parent has obtained LPHL’s prior written approval (which approval must not be unreasonably withheld, delayed or conditioned).

4.5.

If LPHL notifies Parent in a Response Notice that it does not dispute the Claim described in the applicable Claim Notice, the Loss in the amount specified in the Claim Notice shall be conclusively deemed an indemnifiable Loss of LPHL.

4.6.

If LPHL notifies Parent in a Response Notice that it disputes the Claim (such dispute, a “Dispute”), or fails to notify Parent within forty-five (45) days after delivery of a Claim Notice that is disputing the Claim, which failure to notify is deemed a Dispute, such Dispute shall be resolved by mutual agreement of LPHL and Parent (as determined by the Independent Board Members), or in the absence of such agreement, by a court or other tribunal of competent jurisdiction.

5.

Distribution of Escrow Shares. If Parent makes a Claim and such Claim is either agreed to be assumed by LPHL in a Response Notice or is otherwise determined to be an obligation of LPHL pursuant to Section 4, Parent and LPHL shall direct the Escrow Agent to distribute a number of the Escrow Shares to the Indemnitees that is equal to the value of the applicable Claim, based upon the then current trading price of Parent Common Stock, and subject always to the limitations set forth in Section 3. Such distribution shall be made by the Escrow Agent on a pro rata basis to the Indemnitees based upon the number of AEROSURF Warrants held by the Indemnitees. For each Indemnitee, the number of Escrow Shares shall be rounded down to the nearest whole share.

6.

Release of Escrow Shares. Within five (5) Business Days following the expiration of the Indemnity Period, the Escrow Agent shall release to LPHL all of the remaining Escrow Shares; provided that the Escrow Agent shall retain a number of Escrow Shares that is necessary to satisfy all unresolved, unsatisfied or disputed Claims specified in any valid Claim Notice delivered to LPHL before the expiration of the Indemnity Period. Within five (5) Business Days following resolution of all unresolved, unsatisfied or disputed Claims, the Escrow Agent shall release to LPHL any Escrow Shares that are not required to satisfy such claims.

7.	Treatment of Escrow Shares.

7.1.

All dividends or distributions payable in respect of any Escrow Shares (other than shares of common stock of Parent issued as a result of a duly authorized stock split in respect of any Escrow Shares) shall be distributed directly to LPHL.

7.2.	LPHL shall be entitled to vote the Escrow Shares.

7.3.	No Escrow Shares, or any beneficial interest therein, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law) by LPHL.

8.

Exclusive Remedy. Parent agrees that from and after the Effective Time, Parent’s sole and exclusive remedy with respect to any and all claims relating to the Company’s breach of representations and warranties in the Merger Agreement shall be indemnification for the benefit of the Indemnitees pursuant to this Agreement.

9.

D&O Policy. LPHL will continue to provide and keep in place, for an aggregate period of not less than six (6) years from the Effective Time, for the benefit of the Company’s and the Company Taiwan Subsidiary’s directors and officers prior to the date hereof, an insurance and indemnification policy with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and that provides coverage that is at least as protective to such directors and officers as the coverage provided by the LPHL policy currently applicable to the Company (the “D&O Insurance”). LPHL will cause such D&O Insurance to be maintained in full force and effect for its full term, and cause all obligations thereunder to be honored by the LPHL. Notwithstanding the foregoing, LPHL may substitute a single prepaid six (6) year “tail” policy with respect to the D&O Insurance for the benefit of the Company’s and the Company Taiwan Subsidiary’s directors and officers prior to the date hereof with respect to claims arising from facts or events that existed or occurred prior to the Effective Time and that provides coverage that is at least as protective to such directors and officers as the coverage provided by the LPHL policy currently applicable to the Company. The parties hereto acknowledge and agree that the Company’s and the Company Taiwan Subsidiary’s directors and officers prior to the date hereof are express third-party beneficiaries to this Section 9 and each is entitled to the rights and benefits under this Section 9 and may enforce such provision as if he or she were a party hereto. This Section 9 cannot be amended, modified or waived without the express written consent of the Company’s and the Company Taiwan Subsidiary’s directors and officers prior to the date hereof. For the avoidance of any doubt, this Section 9 shall not provide the Company’s and the Company Taiwan Subsidiary’s directors and officers prior to the date hereof shall have no rights with respect to any of the Escrow Shares for any reason, including in the event of any breach of the terms of this Section 9.

10.

Compliance with Rules of the Stock Exchange of Hong Kong Limited. This Agreement, and LPHL’s obligations hereunder, shall be effected in a manner that complies with all applicable Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited and any requirement imposed by the Stock Exchange of Hong Kong Limited on LPHL.

11.	Miscellaneous.

11.1.

Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. Any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 10.1, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.3 of this Agreement.

11.2.

Expenses; Attorneys’ Fees. In any action at Law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable documented sum for its attorneys’ fees and all other reasonable documented costs and expenses incurred in such action or suit.

11.3.

Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Windtree Therapeutics, Inc.

2600 Kelly Road, Suite 100

Warrington, PA 18976

Attention: Legal Department

Email: mtempleton@windtreetx.com

Telephone: (215) 488-9300

with a copy to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020-1089
Email: ira.kotel@dentons.com
Attention: Ira Kotel, Esq.

if to LPHL:

Lee’s Pharmaceutical Holdings Limited
1/F, Building 20E, Phase 3

Hong Kong Science Park, Shatin, Hong Kong

Attention: Benjamin Li

Email: drli@leespharm.com

Telephone: +852 2314 6500

with a copy to:

King & Wood Mallesons, LLP
500 5th Ave., 50th Floor
New York, NY 10110
Email: laura.luo@us.kwm.com
Attention: Laura Hua Luo, Esq.

11.4.

Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect.

Sincerely, LEE’S PHARMACEUTICAL HOLDINGS LIMITED By: /s/ Name: Title:

Agreed to and accepted by:

WINDTREE THERAPEUTICS, INC.

By: /s/ John Tattory
Name: John Tattory
Title: SVP and CFO